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                               INDEX TO EXHIBITS


15.1 Letter of Independent Accountants regarding Awareness of Incorporation by Reference.

99.1 Commitment and Authorization for the Exercise of Global Marine Inc. Stock Options and Sale of Stock, by Robert E. Rose, the Registrant's Chairman, President and CEO, executed May 7, 2001, for the purpose of establishing a plan to sell stock of the Registrant in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934.